Exhibit 99.1

MAUI LAND & PINEAPPLE COMPANY, INC.

P. O. BOX 187   ♦   KAHULUI, HAWAII  96733-6687

NEWS RELEASE

FOR RELEASE IMMEDIATELY	CONTACT:
November 3, 2006	ROBERT I. WEBBER
808/877-1674
808/877-1614 FAX

MAUI LAND & PINEAPPLE REPORTS 2006 3rd QUARTER RESULTS

Kahului, Hawaii, November 3….Maui Land & Pineapple Company, Inc. (AMEX: MLP) reported a net loss of $2.5 million ($.34 per share) for the third quarter of 2006 compared to net income of $2.0 million ($.28 per share) for the third quarter of 2005.  Revenues for the third quarter of 2006 were $39.9 million compared to $44.1 million for the third quarter of 2005.  The reduction in consolidated results in the third quarter of 2006 was due to lower results from the Agriculture and Community Development segments, partially offset by increased revenues from the Resort segment.  The primary difference was a decrease of $6.0 million in revenues and $5.6 million in pretax profit from Upcountry Maui real estate sales that were recorded in the three months ended September 30, 2005.

“Year over year differences in real estate property sales and start up costs at the new fresh fruit packing facility combined to impact earnings in the Community Development and Agriculture segments,” said David C. Cole, Chairman, President and CEO of ML&P.  “The Resort segment delivered a modest improvement in operating performance while construction at the Honolua Village Center neared completion in the quarter.”

For the first nine months of 2006, the Company reported net income of $8.7 million ($1.20 per share) compared to net income of $9.7 million ($1.35 per share) for the first nine months of 2005.  Consolidated revenues for the first nine months of 2006 were $132.4 million compared to $133.4 million for the first nine months of 2005.  The lower results were attributable to increased losses from the Agriculture segment and a reduction in operating profit from the Community Development segment, partially offset by lower losses from our Resort operations.

The Community Development segment reported an operating profit of $2.0 million for the third quarter of 2006 compared to $7.6 million for the third quarter of 2005.  Revenues from this operating segment decreased by 23% to $10.9 million for the third quarter of 2006 compared to $14.1 million for the third quarter of 2005.  For the first nine months of 2006, Community Development reported an operating profit of $26.1 million compared to $27.0 million for the first nine months of 2005. Revenues from this operating segment were $48.5 million for the first nine months of 2006 compared to $50.4 million for the first nine months of

2005.  Lower results in the third quarter of 2006 primarily reflect non-core land sales transactions during the third quarter of 2005, and losses of Kapalua Bay LLC that were recorded in 2006.  Lower results for the first nine months of 2006 reflect a reduction in revenues from the sale of Honolua Ridge Phase II lots and increased losses from Kapalua Bay LLC, partially offset by higher revenue and profit from a non-core land sales transaction in March 2006.

The Agriculture segment produced an operating loss of $4.0 million for the third quarter of 2006 compared to an operating loss of $2.5 million for the third quarter of 2005.  Revenues for the third quarter of 2006 were $18.2 million or 10% lower than the third quarter of 2005. For the first nine months of 2006, the Agriculture segment produced an operating loss of $9.7 million compared to an operating loss of $7.2 million for the first nine months of 2005.  Revenues for the first nine months of 2006 were $48.5 million or 7% lower than the first nine months of 2005.  For the third quarter and the first nine months of 2006, increased revenues from higher case sales volume of fresh pineapple and higher average prices for processed pineapple were more than offset by lower sales volume of processed pineapple sales.  A large portion of the operating losses from the Agriculture segment for the third quarter and first nine of 2006 is attributed to accelerated depreciation of assets where the estimated useful lives have been reduced because of changes in the Company’s operations, and salaries and wages for employees who have been taken out of operations for retraining.  Additionally, in the first nine months of 2006, the Company recorded $1.9 million of employee severance charges and $764,000 of inventory write offs related to commencement of operations at the new fresh fruit packing facility.

The Resort segment reported an operating loss of $2.0 million for the third quarter of 2006 compared to a loss of $2.2 million for the third quarter of 2005.  Resort segment revenues were $10.8 million for the third quarter of 2006 compared to $9.6 million for the third quarter of 2005.  For the first nine months of 2006, the Resort segment reported an operating loss of $3.4 million compared to $4.2 million for the first nine months of 2005.  Revenues were $35.1 million for the first nine months of 2006 compared to $30.6 million for the first nine months of 2005.  Increased revenues and the reduction in operating losses were the result of higher revenues from the Kapalua Villas and from our golf operations primarily due to rate increases.

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MAUI LAND & PINEAPPLE COMPANY, INC.

Report of Consolidated Operations

(Unaudited)

(in thousands except per share amounts)

	Three Months		Nine Months
	Ended September 30		Ended September 30
	2006	2005	2006	2005
Revenues
Community Development	$10,905	$14,124	$48,506	$50,351
Resort	10,782	9,615	35,148	30,642
Agriculture	18,231	20,295	48,495	52,338
Other	(57)	68	245	102
Total Operating Revenues	$39,861	$44,102	$132,394	$133,433

Operating Profit (Loss)
Community Development	$2,028	$7,631	$26,098	$26,967
Resort	(1,975)	(2,202)	(3,400)	(4,230)
Agriculture	(3,972)	(2,490)	(9,697)	(7,181)
Other	(249)	(16)	(491)	(141)
Total Operating Profit (Loss)	(4,168)	2,923	12,510	15,415
Interest Expense	(131)	(71)	(160)	(308)
Interest Income	343	158	1,155	188
Income Tax (Expense) Benefit	1,463	(1,006)	(4,823)	(5,552)

Net Income (Loss)	$(2,493)	$2,004	$8,682	$9,743

Earnings Per Common Share
Basic	$(0.34)	$0.28	$1.20	$1.35
Diluted	$(0.34)	$0.27	$1.18	$1.33

Average Common Shares Outstanding
Basic	7,258,800	7,230,319	7,256,815	7,228,501
Diluted	7,258,800	7,303,749	7,350,597	7,315,657

NOTES:

The Company’s reports for interim periods utilize numerous estimates of production, general and administrative expenses, and other costs for the full year.  Consequently, amounts in the interim reports are not necessarily indicative of results for the full year.

In 2006, responsibility for the operations of the water and sewage transmission utility companies that were accounted for in the Resort segment was transferred to the Community Development segment and prior year amounts were restated for comparability.  The Community Development segment as reorganized is comprised of all of the Company’s real estate entitlement, development, construction, sales and leasing activities, and Public Utilities Commission regulated water and sewage transmission operations.  The Community Development segment also includes the Company’s 51% equity interest in Kapalua Bay Holdings, LLC, the owner and operator of the Kapalua Bay Hotel.  Remaining in the Resort segment are the ongoing operations of Kapalua Resort’s recreation and retail operations, and the Kapalua Villas.